SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2003

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

OHIO

(State or other jurisdiction of incorporation or organization)

1-7323	31-0523213
(Commission File Number)	(I.R.S. Employer Identification No.)

2800 GILBERT AVENUE, CINCINNATI, OHIO	45206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 513-961-2660

Item 12.     Results of Operations and Financial Condition.

See the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRISCH’S RESTAURANTS, INC.
(registrant)

DATE	October 17, 2003

		BY	/S/ DONALD H. WALKER

Donald H. Walker Vice President—Finance and Principal Financial Officer

Company Contact:

Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Reports Record Sales and Earnings in First Quarter

FOR IMMEDIATE RELEASE

Cincinnati, OH—October 17, 2003, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales and earnings for the 16-week first quarter ended September 21, 2003. Revenues rose 10.4% to $77,403,045 from $70,104,270 for last year’s first quarter. Net earnings for the quarter rose 12.7% to $3,288,021 compared to $2,917,193 last year. Diluted earnings per share increased to $.65 per share, from $.58 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “First quarter same store sales at our Big Boy restaurants increased more than 4.8%. This marks the 23rd quarter out of the last 24 of same store sales increases in our Big Boy restaurants. We have two Big Boys under construction, one of which is a replacement unit. In addition, our Golden Corral restaurants posted a same store sales increase of 6.6%. Three more Golden Corrals are under construction and are scheduled to open in November and December 2003 and January 2004. That will bring to 25 the total number of Golden Corrals in operation.”

Net earnings per share were favorably impacted by credits to earnings for reduction of insurance claims reserves in both the 2004 and 2003 first quarter. For fiscal 2004, the credit amounted to $.09 per share. In last year’s first quarter, the credit was $.04 per share. In addition, earnings in last year’s first quarter were impacted by offsetting credits and charges. A large credit for reversal of an impairment of assets charge was offset by property and equipment write-offs.

Frisch’s Restaurants, Inc. is a regional company that operates and licenses others to operate full service family-style restaurants under the name of Frisch’s Big Boy, and operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants currently operated by the Company are located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen Weeks ended
	Sept. 21,	Sept. 22,
Revenue	2003	2002
Sales	$77,037	$69,702
Other	366	402

Total revenue	77,403	70,104

Costs and expenses
Cost of sales
Food and paper	26,206	22,596
Payroll and related	25,887	24,170
Other operating costs	15,559	15,029

	67,652	61,795
Administrative and advertising	3,958	3,654
Impairment of long-lived assets	—	(666)
Interest	734	833

Total costs and expenses	72,344	65,616

Earnings before income taxes	5,059	4,488

Income taxes	1,771	1,571

Net earnings	$3,288	$2,917

Earnings per share (EPS) of common stock:
Basic net earnings per share	$.66	$.59

Diluted net earnings per share	$.65	$.58

Diluted average shares outstanding	5,068	5,010

Depreciation included above	$3,328	$3,307

Opening expense included above	$434	$318

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	September 21,
	2003	June 1,
	(unaudited)	2003
Assets
Current assets
Cash and equivalents	$2,691	$1,133
Receivables	1,263	1,277
Inventories	3,962	3,825
Other current assets	4,353	3,574

	12,269	9,809

Property and equipment	120,389	116,768

Other assets
Goodwill & other intangible assets	1,866	1,828
Property held for sale and land investments	2,801	2,802
Other	5,655	7,429

	10,322	12,059

	$142,980	$138,636

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,579	$9,474
Accrued expenses	6,329	7,407
Other	8,102	6,865

	26,010	23,746
Long-term obligations
Long-term debt	34,277	34,260
Other long-term obligations	10,096	10,864

	44,373	45,124

Shareholders’ equity	72,597	69,766

	$142,980	$138,636